EXHBIIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.01 per share, of Tuesday Morning Corporation dated as of May 11, 2020 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DOUGLAS M. MACMAHON

/s/ Douglas M. MacMahon

ROBERT I. PARKS, III

/s/ Robert I. Parks, III

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